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                                                                                        Exhibit 12
                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

         Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                                 (In millions)


                                                                                   Six Months
                                                                                 Ended June 30,
                                                                                 --------------
                                                                              1999           1998
                                                                              ----           ----
Earnings:
Income from continuing operations before taxes                                $  7.3         $ 62.0
Add (deduct):
   Equity in income of non-consolidated affiliates                                --           (3.3)

   Interest capitalized, net of amortization                                     0.2           (0.1)

   Fixed charges as described below                                             13.3           15.8
                                                                              ------         ------

         Total                                                                $ 20.8         $ 74.4
                                                                              ======         ======
Fixed Charges:
   Interest expense                                                           $  7.9         $  9.5

   Estimated interest factor in rent expense                                     5.4            6.3
                                                                              ------         ------

         Total                                                                $ 13.3         $ 15.8
                                                                              ======         ======

Ratio of earnings to fixed charges                                               1.6            4.7
                                                                                 ===            ===


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